EXHIBIT 10.40

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THAT ACT OR SUCH LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE.

SECURED PROMISSORY NOTE

$________________	Due November 24, 2008

FOR VALUE RECEIVED, PROLONG SUPER LUBRICANTS, INC., a Nevada corporation (the “Maker”), promises to pay to the order of                                                                                                      (“Payee”), or its registered assigns, the sum of                                  Dollars ($                ) and to pay interest thereon at the rate of: (i) eight percent (8.0%) per annum (the “Initial Interest Rate”) from the date hereof until June 30, 2004, and (ii) fourteen percent (14.0%) per annum (the “Second Interest Rate”) thereafter until this Secured Promissory Note (as amended, modified or supplemented from time to time, this “Note”) is fully paid.

Principal and interest shall be payable as set forth below:

(1) Commencing on December 31, 2003, and on the last business day of each succeeding month through and including June 30, 2004, interest only shall be paid by wire transfer in equal installments of                                          ($                ) each;

(2) Commencing on July 31, 2004, and on the last business day of each succeeding month through and including November 30, 2004, interest only shall be paid by wire transfer in equal installments of                                          ($                ) each;

(3) Commencing on December 31, 2004, and on the last business day of each succeeding month through and including October 31, 2008, principal and interest shall be paid by wire transfer in equal installments of                                          ($                ) each; and

(4) All unpaid principal amount of this Note, together with all accrued but unpaid interest hereon, shall be paid by the Maker to Payee in a lump sum payment November 24, 2008 (the “Due Date”).

Any payment of principal or interest not paid within five (5) business days after its due date shall be subject to a five percent (5%) charge on the unpaid payment.

During the occurrence and continuation of an Event of Default (defined below) the Initial Interest Rate or Second Interest Rate, as applicable, shall be increased five percent

(5%) per annum. In no event shall Payee be entitled to interest exceeding the maximum rate permitted by law or under the applicable regulations promulgated by the United States Small Business Administration (the “SBA”). If any excess interest is provided for or shall be adjudicated to be so provided for in this Note, or if any payment or other consideration under this Note or Section 6.1 of the Agreement (as defined below) is determined by the SBA to exceed the amount permitted under applicable regulations promulgated by the SBA, then in such event: (i) the provisions of this paragraph shall govern and control; (ii) the Maker shall not be obligated to pay the amount of such interest or other payment or consideration to the extent that it is in excess of the maximum amount permitted by law or under applicable regulations promulgated by the SBA, and the same shall be construed as a mutual mistake of the parties; and (iii) any such excess which may have been collected or attributed shall, at the option of Holder, be subtracted from the then unpaid principal amount hereof, or refunded to the Maker.

Both principal hereof and interest thereon are payable at such place as Payee may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds by wire transfer. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

This Note is secured by that certain Pledge and Security Agreement dated as of the date hereof, by and among the Maker, Payee and Parent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Pledge and Security Agreement”).

This Note is subject to the terms and conditions set forth below:

I. DEFINITIONS.

As used in this Note, the following terms shall mean:

“Agreement” shall mean that certain Securities Purchase Agreement dated as of the date hereof, by and among the Maker, Payee, Parent, Prolong International Holdings Ltd., a Cayman Islands company, Prolong International Ltd., a Cayman Islands company, Bedford Oak Capital, L.P., a Delaware limited partnership, Bedford Oak Offshore, Ltd., a Cayman Islands company, and Aspen Ventures LLC, a New York limited liability company, as amended, modified or supplemented from time to time.

“Board” shall mean the board of directors of Parent.

“Continuing Members” shall mean a member of the Board who either (a) was a member of the Board on the day before the Closing or (b) became a member of the Board after the day before the Closing and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Board.

“EBITDA” shall mean the consolidated earnings before interest, taxes, depreciation and amortization of the Credit Parties, determined in accordance with generally accepted accounting principles.

“Event of Default” shall have the meaning given such term in Section 4 below.

“Note” shall mean this Note and any note delivered in substitution or exchange therefor as provided herein.

“Note Percentage” shall mean a fraction, the numerator of which is the original principal amount of this Note and the denominator of which is Two Million Five Hundred Thousand Dollars ($2,500,000).

“Parent” shall mean Prolong International Corporation, a Nevada corporation.

“Total Debt Service Payments” shall mean, with respect to any period, Maker’s total scheduled principal and interest payments during such period under the Notes issued pursuant to the Agreement.

“Triggering Event” shall mean any sale, transfer or issuance or series of sales or issuances of Parent’s capital stock, or any merger, consolidation or other transaction involving Parent where the shareholders of Parent immediately prior to such event do not retain more than a fifty percent (50%) voting power or interest in Parent or the successor corporation or other entity, as the case may be, (ii) any transfer of capital stock of Maker or other transaction which results in the Maker ceasing to be a wholly-owned subsidiary of Parent; (iii) any sale of all or a substantial portion of the assets of Maker, (iv) after the Closing, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) other than Payee or its affiliates (including any other Purchaser), shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than twenty-five percent (25%) of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of Parent having voting rights in the election of directors under normal circumstances, or (v) a majority of the members of the Board shall cease to be Continuing Members.

Any capitalized terms used herein without definition shall have the meaning set forth in the Agreement.

II. PREPAYMENT OF NOTE.

2.1 Mandatory Prepayments.

2.1.1 Full Prepayment. Except as set forth below, all principal and accrued but unpaid interest on this Note shall immediately become due and payable upon the occurrence of a Triggering Event.

2.1.2 Partial Prepayment. Until such time that this Note is fully repaid, if the Total Debt Service Payments during any six consecutive month period commencing after December 31, 2004 are less than sixty percent (60%) of EBITDA for such period, Maker shall, in addition to making the payments required to be made under this Note, prepay an amount with respect to such six month period equal to the lesser of: (a) (i) sixty percent (60%) of EBITDA for such six month period minus Total Debt Service Payments for such period multiplied by (ii) the Note Percentage and (b) (i) (A) the amount set forth in the last column entitled “Accrued Sweep” of Exhibit A attached hereto corresponding to the applicable six month period minus (B) any prepayments previously made under this Section 2.1.2 multiplied by (ii) the Note Percentage. An example of the application of this Section 2.1.2 is set forth on Exhibit B attached hereto. Payments under this Section 2.1.2 with respect to any six month period shall be due on the date that is the earlier to occur of: (i) five (5) business days after Parent’s consolidated earnings for the last quarter of such six month period are released, (ii) five (5) business days after Parent files its Report on Form 10-Q or Report on Form 10-K or similar report covering the period that includes the last quarter of such six month period or (iii) 45 days following the end of any six month period ending June 30 and 90 days following the end of any six month period ending December 31; provided, however, that any prepayments made by Maker pursuant to this Section 2.1.2 shall not be subject to any prepayment premium described in Section 2.2.

2.2 Optional Prepayment. At any time, the Maker shall have the right to prepay all or part of the outstanding principal amount of this Note in installments not less than the lesser of (i) One Hundred Thousand Dollars ($100,000) and (ii) the remaining outstanding principal balance of this Note; provided that (i) the Maker gives not less than thirty (30) days’ prior written notice to Payee of the Maker’s election to prepay this Note, and (ii) the Maker pays a prepayment premium to Payee equal to (a) if such prepayment is made prior to November 30, 2004, five percent (5%) of the principal amount of this Note being prepaid; (b) if such prepayment is made between November 30, 2004 and the November 30, 2005, four percent (4%) of the principal amount of this Note being prepaid; (c) if such prepayment is made between November 30, 2005 and November 30, 2006, three percent (3%) of the principal amount of this Note being prepaid; (d) if such prepayment is made between November 30, 2006 and November 30, 2007, two percent (2%) of the principal amount of this Note being prepaid, or (e) if such prepayment is made between November 30, 2007 and the Due Date, one percent (1%) of the principal amount of this Note being prepaid, in each case, calculated as of the prepayment date. Payee shall notify the Maker of the amount and basis of determination of the prepayment premium. Payee shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment premium and all accrued interest and other sums due under this Note. The Maker may not prepay this Note on a Friday or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the State of California.

2.3 Prepayment Not to Affect Exercise of Warrant. No mandatory or optional prepayment shall affect any exercise or other rights under the Warrant.

2.4 Interest Adjustment. The Maker and Payee agree that if this Note were not issued with the Warrant, the interest rate would be no more than one percent (1%) higher.

III. REPLACEMENT OF NOTE.

Upon receipt of evidence reasonably satisfactory to the Maker of the ownership of and the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Maker, or (in the case of mutilation) upon surrender and cancellation of the mutilated Note, the Maker will execute and deliver, in lieu thereof, a new Note of like tenor.

IV. EVENTS OF DEFAULT.

The occurrence and continuation of any of the events or conditions described in Section 4.1 or Section 4.2 shall be an “Event of Default.”

4.1 Payee Action. The occurrence of any of the following Events of Default shall, at the option of Payee, entitle Payee to declare all sums of principal and interest then remaining unpaid, and all other amounts payable hereon, due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly waived, and permit Payee to exercise any other right available to it under the Loan Documents or otherwise available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

4.1.1 Failure to Pay Principal or Interest. Failure to pay any installment of principal when due or interest hereon within five (5) business days of the date when due.

4.1.2 Breach of Covenants. The breach by any Credit Party of any covenant in the Agreement or any other Loan Document that is not cured within thirty (30) days after written notice thereof to the Maker.

4.1.3 Breach of Representations and Warranties. The representations or warranties of the Credit Parties made in the Loan Documents or in any statement or certificate at any time given in writing to Payee pursuant to the Agreement or this Note or in connection therewith or herewith, shall prove to have been false or misleading in any material respect as of the date such representations and warranties were made.

4.1.4 Judgments. The making or filing of any money judgment, writ or similar process in excess of One Hundred Thousand Dollars ($100,000) against any Credit Party or any of the property or other assets of any Credit Party which shall remain unsatisfied, unvacated, unhanded or unstayed until the date that is the earlier to occur of thirty (30) days after such judgment, writ or similar process is entered and five (5) days prior to the date of any proposed sale thereunder.

4.1.5 Default in Other Agreements. The occurrence of any event of default or other event triggering acceleration of any indebtedness by any Credit Party under any note, agreement or other instrument involving the issuance of indebtedness (but not including any trade payables incurred in the ordinary course of business), whether such indebtedness now exists or may hereafter be created, if, as a result of such event of default or other event, the maturity of such indebtedness has been accelerated or has otherwise become or been declared to be due prior to its stated maturity and the principal amount of such indebtedness which has been accelerated or has otherwise become or been declared to be due exceeds, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

4.1.6 Attachments. The levying of any writ of attachment against any property or other assets of any Credit Party not fully covered by insurance in force valued individually or in the aggregate at an amount equal to or greater than One Hundred Thousand Dollars ($100,000) unless a Credit Party posts a bond or obtains other relief for the release of such attachment within thirty (30) days.

4.1.7 Suspension of Business. The suspension of the usual business activities of the Credit Parties or the winding up or liquidation of the Maker’s business.

4.1.8 Challenges by the Maker. The Maker shall challenge, or institute or join in any proceedings to challenge the validity, binding effect or enforceability of this Note or any endorsement of this Note or any other obligation to Payee under the Loan Documents.

4.1.9 Certain Agreements. The Pledge and Security Agreement or the Parent Guaranty or any provision thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or Payee shall not have or shall cease to have a valid and perfected security interest in the collateral described in the Pledge and Security Agreement; provided that the failure of Payee to have a valid and perfected security interest in the shares of capital stock of the Cayman Subsidiaries shall not be deemed an Event of Default hereunder so long as the Credit Parties deliver to St. Cloud stock certificates representing sixty-five percent (65%) of the capital stock of Cayman Sub I in accordance with Section 7.13 of the Agreement.

4.1.10 Change in Management. The termination of the employment of Elton Alderman for any reason (including, without limitation, as a result of resignation); provided, however, that if such termination is as a result of his death or disability and Parent hires a replacement reasonably acceptable to Payee within six months thereafter, then such termination shall not be deemed an Event of Default hereunder.

4.1.11 Other. The failure of the Maker to perform or observe any other material term, covenant or agreement to be performed or observed by it pursuant to this Note and the continuance thereof for a period of thirty (30) days after written notice thereof to the Maker.

4.2 Acceleration Without Specific Action. The occurrence of any of the following Events of Default shall make all sums of principal and interest then remaining unpaid and all other amounts payable hereon due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly waived, and permit Payee to exercise any other right available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

4.2.1 Bankruptcy. The voluntary institution of bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors by any Credit Party; or the institution of any such proceedings against any Credit Party, which involuntary proceedings shall not have been vacated by appropriate court order within sixty (60) days of such institution.

4.2.2 Dissolution. Any order, judgment or decree shall have been entered against any Credit Party decreeing the dissolution or liquidation of such Credit Party and such order shall remain undischarged or unstayed for a period of thirty (30) days.

4.2.3 Insolvency, Receiver or Trustee. The making by any Credit Party of an assignment for the benefit of creditors; or the making by any Credit Party of an offer of settlement, composition or extension to the claims of all or substantially all of a Credit Party’s creditors or the application for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or the appointment otherwise of such a receiver or trustee or a committee of the Maker’s creditors.

V. TRANSFER OF SECURITIES.

Subject to the restrictions on transfer contained in the Agreement, this Note and all rights hereunder are transferable in whole or in part on the books of the Maker maintained for such purpose at its principal office referred to above by Payee in person or by a duly authorized attorney, upon surrender of this Note properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Each taker and holder of this Note, by taking or holding the same, consents and agrees that this Note when endorsed in blank shall be deemed negotiable and agrees that when this Note shall have been so endorsed, Payee hereof may be treated by the Maker and all other persons dealing with this Note, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Maker, any notice to the contrary notwithstanding; but until such transfer on such books, the Maker may treat Payee hereof as the owner for all purposes.

VI. METHODS; ADDRESSES.

Any notice, demand or other communication required or permitted under the terms of this Note shall be in writing and shall be made by telegram, telex or electronic transmitter (including, without limitation, facsimile) or certified or registered mail, return receipt requested, and shall be deemed to be received by the addressee on the date delivery is confirmed, if sent by Fed Ex, Express Mail, or other similar overnight delivery service, the date of electronic confirmation of receipt, if sent by telegram, telex, telecopy or electronic transmitter, and three (3) business days after mailing, if sent by certified or registered mail, with postage prepaid, and properly addressed. Notices shall be addressed as provided below:

(a)	If to Payee:

	With copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Facsimile: (213) 891-8763
Attention: W. Alex Voxman, Esq.

(b)	If to the Maker:	Prolong Super Lubricants, Inc.
6 Thomas
Irvine, California 92618
Facsimile: (949) 587-2707
Attention: Chief Executive Officer

	With a copy to:	Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Facsimile: (949) 725-4100
Attention: Michael E. Flynn, Esq.

Any party may change its address for this purpose by giving a written notice thereof as herein provided.

VII. MISCELLANEOUS.

7.1 Survival of Covenants. All agreements and covenants made herein shall survive the execution and delivery hereof.

7.2 Failure or Indulgence Not Waiver. No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between the Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

7.3 Cost of Collection. The Maker agrees to indemnify Payee against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Payee in connection with the collection and enforcement of this Note (including, without limitation, in connection with any bankruptcy, insolvency, reorganization or workout). In addition, the Maker agrees to pay, and to save Payee harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the Maker’s execution or delivery of this Note.

All payments made by the Maker under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Payee as a result of a present or former connection between Payee and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Payee having executed, delivered or performed its obligations or received a payment under, or enforced, this Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Payee under this Note, the amounts so payable to Payee shall be increased to the extent necessary to yield to Payee (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note. Whenever any Non-Excluded Taxes are payable by the Maker, as promptly as possible thereafter (and, in any event, within five (5) business days) the Maker shall send to Payee for its own account a certified copy of an original official receipt received by the Maker showing payment thereof. If the Maker fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Payee the required receipts or other required documentary evidence, the Maker shall indemnify, defend and hold Payee harmless for any incremental taxes, interest or penalties that may become payable by Payee as a result of any such failure.

The agreements in this Section 7.3 shall survive the termination of this Note and the payment of the loan and all other amounts payable hereunder.

7.4 Governing Law. This Note has been executed in and shall be governed by the laws of the State of California. As part of the consideration for Payee’s investment herein, the Maker and Payee hereby agree that all actions or proceedings arising directly or indirectly hereunder, whether instituted by Payee or the Maker, may, at the option of Payee, be litigated in courts having situs within the State of California, County of Los Angeles and the Maker hereby expressly consents to the jurisdiction of any local, state or federal court located within said state and county, and consents that any service of process in such action or proceeding may be made by personal service upon the Maker wherever the Maker may be located, or by certified or registered mail directed to the Maker at its last known address. The Maker and Payee waive trial by jury, any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in such County.

7.5 Modification. Neither this Note nor any provision hereof may be amended, modified, waived, discharged or terminated with respect to Payee unless agreed to in writing by the holder of this Note and the Maker.

7.6 Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

7.7 Further Assurance. At any time or from time to time upon the request of Payee, the Maker will execute and deliver such further documents and do such other acts and things as Payee may reasonably request in order fully to effectuate the purposes of this Note, and to provide for the payment of the principal and interest due hereunder.

7.8 Successors. The Maker may not pledge, assign or transfer any of its rights or obligations under this Note without the prior written consent of Payee. Any purported assignment or transfer in breach of this Note shall be of no force and effect. Subject to the transfer restrictions contained in the Agreement, Payee may assign and participate any of its interests in this Note and this Note to any Person. Each reference herein to powers or rights of Payee shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them. All the covenants, agreements, representations and warranties contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns, including any Person to whom Payee has granted a participation interest in this Note.

7.9 Headings. The section headings in this Note are inserted for purposes of convenience only and shall have no substantive effect.

7.10 No Strict Construction. The Maker hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Maker has caused this Note to be signed and delivered by its duly authorized officer and to be dated November 24, 2003.

MAKER:

PROLONG SUPER LUBRICANTS, INC., a Nevada corporation

By:
Name: Elton Alderman
Title: President and Chief Executive Officer

Exhibit A

Sweep Cap Calculation

		Principal Amortization Schedules
Month	Due Date	5-Year Straight Line	8-Year From Closing Per Deal	Sweep Cap	6 Month Sweep Cap	Accrued Sweep
1	12/31/03	$29,003.96	$0.00	$29,003.96
2	1/31/04	29,342.34	0.00	29,342.34
3	2/29/04	29,684.67	0.00	29,684.67
4	3/31/04	30,030.99	0,00	30,030.99
5	4/30/04	30,381.35	0.00	30,381.35
6	5/31/04	30,735.80	0.00	30,735.80
7	6/30/04	31,094.38	0.00	31,094.38
8	7/31/04	31,457.15	0.00	31,457.15
9	8/31/04	31,824.15	0.00	31,824.15
10	9/30/04	32,195.43	0.00	32,195.43
11	10/31/04	32,571.05	0.00	32,571.05
12	11/30/04	32,951.04	0.00	32,951.04
13	12/31/04	33,335.47	17,683.36	15,652.11		386,924.42
14	1/31/05	33,724.38	17,889.67	15,834.72
15	2/28/05	34,117.84	18,098.38	16,019.45
16	3/31/05	34,515.88	18,309.53	16,206.35
17	4/30/05	34,918.56	18,523.14	16,395.42
18	5/31/05	35,325.95	18,739.24	16,586.70
19	6/30/05	35,738.08	18,957.87	16,780.21	97,822.86	484,747.28
20	7/31/05	36,155.03	19,179.04	16,975.98
21	8/31/05	36,576.83	19,402.80	17,174.04
22	9/30/05	37,003.56	19,629.16	1 7,374.40
23	10/31/05	37,435.27	19,858.17	17,577.10
24	11/30/05	37,872.02	20,089.85	17,782.17
25	12/31/05	38,313.86	20,324.23	17,989.63	104,873.31	589,620.59
26	1/31/06	38,760.85	20,561.35	18,199.51
27	2/28/06	39,213.06	20,801.23	18,411.83
28	3/31/06	39,670.55	21,043.91	18,626.64
29	4/30/06	40,133.37	21,289.42	18,843.95
30	5/31/06	40,601.59	21,537.80	19,063.79
31	6/30/06	41,075.28	21,789.07	19,286.21	112,431.92	702,052.51
32	7/31/06	41,554.49	22,043.28	19,511.21
33	8/31/06	42,039.29	22,300.45	19,738.84
34	9/30/06	42,529.75	22,560.62	19,969.13
35	10/31/06	43,025.93	22,823.83	20,202.10
36	11/30/06	43,527.90	23,090.11	20,437.79
37	12/31/06	44,035.73	23,359.49	20,676.23	120,535.31	822,587.82
38	1/31/07	44,549.48	23,632.02	20,917.46
39	2/28/07	45,069.22	23,907.73	21,161.49
40	3/31/07	45,595.03	24,186.65	21,408.38
41	4/30/07	46,126.97	24,468.83	21,658.14
42	5/31/07	46,665.12	24,754.30	21,910.82
43	6/30/07	47,209.54	25,043.10	22,166.45	129,222.73	951,810.56
44	7/31/07	47,760.32	25,335.27	22,425.05
45	8/31/07	48,317.53	25,630.85	22,686.68
46	9/30/07	48,881.23	25,929.87	22,951.36
47	10/31/07	49,451.51	26,232.39	23,219.12
48	11/30/07	50,028.45	26,538.43	23,490.01
49	12/31/07	50,612.11	26,848.05	23,764.06	138,536.29	1,090,346.85
50	1/31/08	51,202.59	27,161.27	24,041.31
51	2/29/08	51,799.95	27,478.16	24,321.79
52	3/31/08	52,404.28	27,798.73	24,605.55
53	4/30/08	53,015.67	28,123.05	24,892.61
54	5/31/08	53,634.18	28,451.16	25,183.03
55	6/30/08	54,259.91	28,783.09	25,476.83	148,521.12	1,238,867.97
56	7/31/08	54,892.95	29,118.89	25,774.06
57	8/31/08	55,533.36	29,458.61	26,074.76
58	9/30/08	56,181.25	29,802.29	26,378.96
59	10/31/08	56,836.70	30,149.99	26,686.72
60	11/30/08	57,499.80	30,501.74	26,998.06	131,912.55	1,370,780.52

	Total	$2,500,000.00	$1,129,219.48		Total 8-Year + Accrued	$2,500,000.00

Exhibit B - Example

Amounts shown are for illustrative purposes only.

For the six month period ended June 30, 2005.

EBITDA	$700,000.00
60% Threshold	$420,000.00
Notes - Principal and Interest	281,100.17

Total Debt Service Payments	$281,100.17
Lessor of:
A.
60% Threshold	$420,000.00
Less: Total Debt Service Payments	(281,100.17)

Pre-payment	$138,899.83
B.
Accrued Sweep	$484,747.28
Less: Prior Pre-payment	0.00

$484,747.28